Exhibit 99.1

Herbalife Nutrition Reports Record-Breaking Full Year 2019 Volume Point Results

Incoming CEO John Agwunobi to Become Chairman of the Board

LOS ANGELES--(BUSINESS WIRE)--February 18, 2020--Herbalife Nutrition Ltd. (NYSE: HLF) today reported financial results for the fourth quarter and full year ended December 31, 2019.

“As I close out my tenure as Chairman and CEO and prepare to hand off both of these positions to John Agwunobi, I want to express my sincere gratitude to our distributors and employees who have worked so hard to advance our mission to change lives and communities around the world. It has been an honor to serve and see the growth of this great company over the last 17 years. This growth and momentum continued in 2019 resulting in record volume points for the full year; and in the fourth quarter, nine of our top ten countries achieved net sales growth,” said Michael Johnson, Chairman and CEO of Herbalife Nutrition.

QUARTER AND FULL YEAR HIGHLIGHTS

  Full year 2019 volume points of 6.1 billion increased 3.0% compared to full year 2018, representing the largest annual volume point result in Company history. Excluding China, volume points increased 6.7% compared to the prior year. 1
  Fourth quarter volume points increased 3.8% compared to the fourth quarter 2018.
  Reported net sales of $4.9 billion for the full year 2019 were relatively flat compared to full year 2018. Fourth quarter reported net sales of $1.2 billion increased 2.8% compared to the prior year period.
  Full year 2019 reported diluted EPS of $2.20 and adjusted2 earnings of $2.82 per adjusted3 diluted share, compared to $1.98 and $2.88 respectively, for the full year 2018, which were negatively impacted in 2019 by expenses of approximately $19.4 million, or $0.10 per diluted share, and in 2018 of $14.1 million, or $0.07 per diluted share, related to the China Growth and Impact Investment Program.
  Fourth quarter reported diluted EPS of $0.40 and adjusted2 earnings of $0.74 per diluted share, both of which were negatively impacted by expenses of approximately $9.0 million, or $0.05 per diluted share, related to the China Growth and Impact Investment Program.
  The extent and duration of business disruption and related financial impact from the Coronavirus cannot be reasonably estimated at this time but could materially impact our consolidated results for the first quarter and full year 2020. The Company will update its guidance for full year 2020 when we can reasonably estimate the impact.

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1 Excluding adjustments to volume point values in 2018, the year-over-year change would have been an increase of 2.8% and an increase of 6.5% excluding China. See Regional Volume Point Metrics below.
2 Adjusted diluted EPS is a non-GAAP measure and excludes the impact of: non-cash interest expense associated with the Company’s convertible notes, expenses related to regulatory inquiries and legal accrual, China grant income, contingent value rights revaluation, income related to finalization of insurance recoveries, loss on extinguishment of convertible debt, loss on extinguishment of 2017 senior secured credit facility, Mexico VAT assessment, Venezuela devaluation, debt issuance costs related to the senior secured credit facility amendment, and U.S. tax reform impact. See Schedule A – “Reconciliation of Non-GAAP Financial Measures” for a detailed reconciliation of adjusted net income to net income calculated in accordance with GAAP and a reconciliation of adjusted diluted EPS to diluted EPS calculated in accordance with GAAP and a discussion of why we believe these non-GAAP measures are useful.
3 See Schedule A - “Reconciliation of Non-GAAP Financial Measures” for a reconciliation of adjusted diluted share count to reported diluted share count and a discussion of why the share count has been adjusted for purposes of calculating adjusted diluted EPS for the fourth quarter of 2018, and full year 2018 and 2019.

Fourth Quarter and Full Year 2019 Key Metrics4

Regional Volume Point Metrics

	Volume Points		Volume Points
Region	Q4 '19 (mil)	Yr/Yr % Chg	FY '19 (mil)	Yr/Yr % Chg
Asia Pacific	417.9	17.6%	1,565.0	21.2%
EMEA	313.1	3.5%	1,290.1	5.8%
North America	299.9	6.9%	1,317.0	7.1%
Mexico	219.8	(3.8%)	882.8	(4.1%)
China	135.6	(12.6%)	497.2	(25.7%)
South & Central America	130.3	(6.0%)	516.5	(8.0%)
Worldwide Total (a)	1,516.6	3.8%	6,068.6	3.0%
Worldwide Total excl. China (a)	1,381.0	5.8%	5,571.4	6.7%

(a) During 2018, the Company adjusted volume point values for certain products in North America and South & Central America. Excluding these adjustments, the worldwide total year-over-year change in volume points for the full year would have been an increase of 2.8% and an increase of 6.5% for the full year excluding China. These adjustments did not have a material impact on the fourth quarter comparison. Adjustments to Volume Points during 2019 were not material.

Regional Net Sales and Foreign Exchange (“FX”) Impact

Region	Reported Net Sales 4Q ‘19 (mil)	Growth/Decline including FX vs. Q4 ‘18	Growth/Decline excluding FX vs. Q4 ‘18
Asia Pacific	$330.4	17.8%	16.4%
EMEA	$241.1	3.5%	5.1%
North America	$233.6	8.9%	8.9%
Mexico	$116.6	1.8%	(1.0%)
China	$205.9	(15.0%)	(13.4%)
South & Central America (a)	$92.7	(9.1%)	*
Worldwide Total	$1,220.3	2.8%	*
Worldwide Total excl. China	$1,014.4	7.4%	*
South & Central America excl. Venezuela (a)	$92.4	(8.6%)	(2.2%)
Worldwide Total excl. Venezuela (a)	$1,220.0	2.9%	3.5%
Worldwide Total excl. China and Venezuela (a)	$1,014.1	7.5%	7.8%

(a) Venezuela was impacted by significant price increases and erosion in foreign currency exchange rates. Venezuela represents less than 1% of the Company’s consolidated net sales. See Schedule A – “Reconciliation of Non-GAAP Financial Measures” for a discussion of why we believe adjusting for Venezuela is useful.

* Figure not meaningful due to significant foreign currency fluctuations in Venezuela and the price increases implemented as a result thereof that, when considered in isolation, have a disproportionately large impact on the Company’s South and Central American region and consolidated results. Amounts were 100.1%, 12.3% and 18.8% for South & Central America, Worldwide Total and Worldwide Total excluding China, respectively.

_________________________________

4 Supplemental tables that include Average Active Sales Leader and additional business metrics can be found at http://ir.Herbalife.com.

Region	Reported Net Sales FY ‘19 (mil)	Growth/Decline including FX vs. FY ‘18	Growth/Decline excluding FX vs. FY ‘18
Asia Pacific	$1,249.0	18.6%	20.7%
EMEA	$998.0	2.1%	8.5%
North America	$1,025.5	8.1%	8.2%
Mexico	$473.6	1.2%	1.5%
China	$752.0	(25.4%)	(22.1%)
South & Central America (a)	$379.0	(13.4%)	*
Worldwide Total	$4,877.1	(0.3%)	*
Worldwide Total excl. China	$4,125.1	6.2%	*
South & Central America excl. Venezuela (a)	$377.6	(10.8%)	(3.1%)
Worldwide Total excl. Venezuela (a)	$4,875.7	0.0%	3.1%
Worldwide Total excl. China and Venezuela (a)	$4,123.7	6.6%	9.6%

(a) Venezuela was impacted by significant price increases and erosion in foreign currency exchange rates. Venezuela represents less than 1% of the Company’s consolidated net sales. See Schedule A – “Reconciliation of Non-GAAP Financial Measures” for a discussion of why we believe adjusting for Venezuela is useful.

* Figure not meaningful due to significant foreign currency fluctuations in Venezuela and the price increases implemented as a result thereof that, when considered in isolation, have a disproportionately large impact on the Company’s South and Central American region and consolidated results. Amounts were 3,240.6%, 293.2% and 375.0% for South & Central America, Worldwide Total and Worldwide Total excluding China, respectively.

Outlook

  The extent and duration of business disruption and related financial impact from the Coronavirus cannot be reasonably estimated at this time but could materially impact our consolidated results for the first quarter and full year 2020. The Company will update its guidance for full year 2020 when we can reasonably estimate the impact.

Leadership Transition

Herbalife Nutrition also announced today that John Agwunobi, who as previously announced will become CEO effective March 30, 2020, will also assume the role of Chairman of the Board, effective upon his election to the Board at the upcoming Annual Meeting of Shareholders. Michael Johnson will retire as Chairman and CEO after 17 years at the company.

James Nelson, Lead Independent Director of the Board, commented, “Michael Johnson has been a tremendous leader of Herbalife Nutrition for the last 17 years, setting the course and overseeing a period of extraordinary growth marked by global expansion, significant product innovation and deep connections to distributors and customers around the world. On behalf of the entire Board, I thank Michael for being the architect of the Company’s success to date and for laying a strong foundation for continued growth under John Agwunobi’s leadership. We have complete confidence that John will continue where Michael leaves off as Chairman and CEO and are eager for him to bring his vision and unique skills to leading the Company.”

Johnson added, “I couldn’t be more proud of the incredible strides our employees and distributors have made to advance our mission to change lives and communities around the world. John has been a critical contributor to these efforts over the last several years and as we’ve worked together to prepare to transition the leadership of our Company, it’s become clear he is ready to assume both the CEO and Chairman roles now. With John at the helm of the Company and the Board, I know that our mission will endure, and expect that Herbalife Nutrition will continue to grow.”

Agwunobi added, “Michael’s tenure with Herbalife Nutrition has been nothing short of extraordinary, leading overall net sales growth from $1.2 billion in 2003 to $4.9 billion in 2019. We are all grateful for his dedication to the Company, our people and our mission, and we know that he will always be part of the Herbalife Nutrition family. Looking to the future, I am energized by knowing that each day we are meeting a growing need for millions of people around the globe who want to improve their nutrition and wellness. We plan on expanding our reach by working with our distributors and providing them with further opportunities to grow their business and serve even more customers.”

Earnings Conference Call

Herbalife Nutrition senior management will host an investor conference call to discuss its recent financial results and provide an update on current business trends on Tuesday, February 18, 2020, at 2:30 p.m. PT (5:30 p.m. ET).

The dial-in number for this conference call for domestic callers is (877) 317-1296, and (262) 320-2006 for international callers (conference ID: 5283569). Live audio of the conference call will be simultaneously webcast in the investor relations section of the Company's website at http://ir.Herbalife.com.

An audio replay will be available following the completion of the conference call in MP3 format or by dialing (855) 859-2056 for domestic callers or (404) 537-3406 for international callers (conference ID: 5283569). The webcast of the teleconference will be archived and available on Herbalife Nutrition's website.

About Herbalife Nutrition Ltd.

Herbalife Nutrition is a global company that has been changing people's lives with great nutrition products and a proven business opportunity for its independent distributors since 1980. The Company offers high-quality, science-backed products, sold in over 90 countries by entrepreneurial distributors who provide one-on-one coaching and a supportive community that inspires their customers to embrace a healthier, more active lifestyle. Through the Company’s global campaign to eradicate hunger, Herbalife Nutrition is also committed to bringing nutrition and education to communities around the world.

For more information, please visit IAmHerbalifeNutrition.com.

Herbalife Nutrition also encourages investors to visit its investor relations website at ir.herbalife.com as financial and other information is updated and new information is posted.

Forward-Looking Statements

This release contains “forward-looking statements” within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Although we believe that the expectations reflected in any of our forward-looking statements are reasonable, actual results could differ materially from those projected or assumed in any of our forward-looking statements. Our future financial condition and results of operations, as well as any forward-looking statements, are subject to change and to inherent risks and uncertainties, such as those disclosed or incorporated by reference in our filings with the Securities and Exchange Commission. Important factors that could cause our actual results, performance and achievements, or industry results to differ materially from estimates or projections contained in our forward-looking statements include, among others, the following:

  our relationship with, and our ability to influence the actions of, our Members;
  improper action by our employees or Members in violation of applicable law;
  adverse publicity associated with our products or network marketing organization, including our ability to comfort the marketplace and regulators regarding our compliance with applicable laws;
  changing consumer preferences and demands;
  the competitive nature of our business;
  regulatory matters governing our products, including potential governmental or regulatory actions concerning the safety or efficacy of our products and network marketing program, including the direct selling markets in which we operate;
  legal challenges to our network marketing program;
  the Consent Order entered into with the FTC, the effects thereof and any failure to comply therewith;
  risks associated with operating internationally and the effect of economic factors, including foreign exchange, inflation, disruptions or conflicts with our third-party importers, pricing and currency devaluation risks, especially in countries such as Venezuela;
  uncertainties relating to interpretation and enforcement of legislation in China governing direct selling and anti-pyramiding;
  our inability to obtain or maintain the necessary licenses for our direct selling business in China and elsewhere;
  adverse changes in the Chinese economy;
  our dependence on increased penetration of existing markets;
  any material disruption to our business caused by natural disasters, other catastrophic events, acts of war or terrorism, viral outbreaks and other similar epidemics or cybersecurity incidents;
  noncompliance by us or our Members with any privacy laws or any security breach by us or a third party involving the misappropriation, loss, or other unauthorized use or disclosure of confidential information;
  contractual limitations on our ability to expand our business;
  our reliance on our information technology infrastructure and outside manufacturers;
  the sufficiency of our trademarks and other intellectual property rights;
  product concentration;
  our reliance upon, or the loss or departure of any member of, our senior management team which could negatively impact our Member relations and operating results;
  U.S. and foreign laws and regulations applicable to our operations;
  uncertainties relating to the United Kingdom’s vote to exit from the European Union;
  restrictions imposed by covenants in our existing indebtedness;
  risks related to the convertible notes;
  uncertainties relating to the application of transfer pricing, duties, value added taxes, and other tax regulations, and changes thereto;
  changes in tax laws, treaties or regulations, or their interpretation;
  taxation relating to our Members;
  product liability claims;
  our incorporation under the laws of the Cayman Islands;
  whether we will purchase any of our shares in the open markets or otherwise; and
  share price volatility related to, among other things, speculative trading and certain traders shorting our common shares.

We do not undertake any obligation to update or release any revisions to any forward-looking statement or to report any events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

Results of Operations

Herbalife Nutrition Ltd. and Subsidiaries
Condensed Consolidated Statements of Income
(In millions, except per share amounts)

	Three Months Ended		Twelve Months Ended
	12/31/2019	12/31/2018	12/31/2019	12/31/2018
	(unaudited)
North America	$233.6	$214.6	$1,025.5	$948.3
EMEA	241.1	232.9	998.0	977.0
Asia Pacific	330.4	280.5	1,249.0	1,053.4
Mexico	116.6	114.5	473.6	467.9
China	205.9	242.1	752.0	1,007.6
South and Central America	92.7	102.0	379.0	437.6
Worldwide Net Sales	1,220.3	1,186.6	4,877.1	4,891.8
Cost of Sales	229.8	225.9	958.0	919.3
Gross Profit	990.5	960.7	3,919.1	3,972.5
Royalty Overrides	358.1	332.9	1,448.2	1,364.0
Selling, General, and Administrative Expenses	527.8	485.5	1,940.3	1,955.2
Other Operating Income (1)	(3.8)	(5.9)	(37.5)	(29.8)
Operating Income	108.4	148.2	568.1	683.1
Interest Expense, net	28.4	37.5	132.4	161.6
Other Expense (Income), net (2)	-	(2.7)	(15.7)	57.3
Income Before Income Taxes	80.0	113.4	451.4	464.2
Income Taxes (3)	23.3	64.5	140.4	167.6
Net Income	$56.7	$48.9	$311.0	$296.6

Weighted-Average Shares Outstanding:
Basic	137.5	137.0	137.4	140.2
Diluted	140.8	145.0	141.6	149.5

Earnings Per Share:
Basic	$0.41	$0.36	$2.26	$2.12
Diluted	$0.40	$0.34	$2.20	$1.98

(1) Other Operating Income for the three months ended December 31, 2019 and 2018 relates to certain China government grant income. Other operating income for the twelve months ended December 31, 2019 relates to certain China government grant income and income related to the finalization of insurance recoveries in connection with the flooding at one of the Company's warehouses in Mexico during September 2017. Other Operating Income for the twelve months ended December 31, 2018 relates to certain China government grant income.
(2) Other Expense (Income), net for the three months ended December 31, 2018 relates to the gain on revaluation of the Contingent Value Rights (CVR) issued in connection with the October 2017 modified Dutch auction tender offer. Other Expense (Income), net for the twelve months ended December 31, 2019 relates to the gain on revaluation of the CVR. Other Expense (Income), net for the twelve months ended December 31, 2018 relates to the $35.4 million loss on extinguishment of the 2017 senior secured credit facility; the $13.1 million loss on the extinguishment of a portion of the 2.0% convertible senior notes due 2019 repurchased in March 2018; and the $8.8 million loss on revaluation of the CVR.
(3) Includes the impact of excess tax benefit recognized under ASU 2016-09 of $2.8 million and $3.5 million for the three months ended December 31, 2019 and 2018, respectively; and $5.8 million and $53.1 million for the twelve months ended December 31, 2019 and 2018, respectively.

Herbalife Nutrition Ltd. and Subsidiaries
Condensed Consolidated Balance Sheets
(In millions)

	Dec 31,	Dec 31,
	2019	2018

ASSETS
Current Assets:
Cash and cash equivalents	$839.4	$1,198.9
Receivables, net	79.7	70.5
Inventories	436.2	381.8
Prepaid expenses and other current assets	132.9	153.8
Total Current Assets	1,488.2	1,805.0

Property, plant and equipment, net	371.5	360.0
Operating lease right-of-use assets	189.5	-
Marketing-related intangibles and other intangible assets, net	310.1	310.1
Goodwill	91.5	92.9
Other assets	227.8	221.8
Total Assets	$2,678.6	$2,789.8

LIABILITIES AND SHAREHOLDERS' DEFICIT
Current Liabilities:
Accounts payable	$81.6	$81.1
Royalty overrides	294.1	281.4
Current portion of long-term debt	24.1	678.9
Other current liabilities	564.6	547.4
Total Current Liabilities	964.4	1,588.8

Non-current liabilities:
Long-term debt, net of current portion	1,778.9	1,774.9
Non-current operating lease liabilities	169.9	-
Other non-current liabilities	155.4	149.5
Total Liabilities	3,068.6	3,513.2

Commitments and Contingencies

Shareholders' deficit:
Common shares	0.1	0.1
Paid-in capital in excess of par value	366.6	341.5
Accumulated other comprehensive loss	(212.5)	(209.8)
Accumulated deficit	(215.3)	(526.3)
Treasury stock	(328.9)	(328.9)
Total Shareholders' Deficit	(390.0)	(723.4)

Total Liabilities and Shareholders' Deficit	$2,678.6	$2,789.8

Herbalife Nutrition Ltd. and Subsidiaries
Condensed Consolidated Statements of Cash Flows
(In millions)

	Twelve Months Ended
	12/31/2019	12/31/2018
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$311.0	$296.6
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	97.7	100.4
Share-based compensation expenses	38.6	35.5
Non-cash interest expense	43.7	63.8
Deferred income taxes	15.4	(8.1)
Inventory write-downs	19.1	17.4
Foreign exchange transaction loss	2.1	8.0
Loss on extinguishment of debt	-	48.5
Other	(7.9)	7.1
Changes in operating assets and liabilities:
Receivables	(14.4)	2.8
Inventories	(68.6)	(83.3)
Prepaid expenses and other current assets	28.3	(5.1)
Accounts payable	0.1	21.7
Royalty overrides	11.5	22.8
Other current liabilities	(5.5)	106.8
Other	(13.6)	13.5
NET CASH PROVIDED BY OPERATING ACTIVITIES	457.5	648.4

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of property, plant and equipment	(106.1)	(84.0)
Other	(1.9)	0.1
NET CASH USED IN INVESTING ACTIVITIES	(108.0)	(83.9)

CASH FLOWS FROM FINANCING ACTIVITIES:
Borrowings from senior secured credit facility, net of discount	-	998.1
Principal payments on senior secured credit facility and other debt	(24.5)	(1,237.4)
Proceeds from convertible senior notes	-	550.0
Repayment of convertible senior notes	(675.0)	(582.5)
Proceeds from senior notes	-	400.0
Debt issuance costs	-	(29.9)
Share repurchases	(16.7)	(750.3)
Proceeds from settlement of capped call transactions	-	55.9
Other	3.2	3.0
NET CASH USED IN FINANCING ACTIVITIES	(713.0)	(593.1)
EFFECT OF EXCHANGE RATE CHANGES ON CASH, CASH EQUIVALENTS, AND RESTRICTED CASH	(4.0)	(51.9)
NET CHANGE IN CASH, CASH EQUIVALENTS, AND RESTRICTED CASH	(367.5)	(80.5)
CASH, CASH EQUIVALENTS, AND RESTRICTED CASH, BEGINNING OF PERIOD	1,215.0	1,295.5
CASH, CASH EQUIVALENTS, AND RESTRICTED CASH, END OF PERIOD	$847.5	$1,215.0

Cash paid during the year:
Interest paid	$114.3	$106.1
Income taxes paid	$147.9	$158.9

Supplemental Information

SCHEDULE A: RECONCILIATION OF NON-GAAP FINANCIAL MEASURES

(Unaudited and unreviewed), (All tables provide Dollars in millions, except per Share Data)

In addition to its reported results and guidance calculated in accordance with GAAP, the Company has included in this release adjusted net income and adjusted diluted EPS, performance measures that the Securities and Exchange Commission defines as “non-GAAP financial measures.” Management believes that such non-GAAP financial measures, when read in conjunction with the Company’s reported or forecasted results, in each case calculated in accordance with GAAP, can provide useful supplemental information for investors because they facilitate a period to period comparative assessment of the Company’s operating performance relative to its performance based on reported or forecasted results under GAAP, while isolating the effects of some items that vary from period to period without any correlation to core operating performance and eliminate certain charges that management believes do not reflect the Company’s operations and underlying operational performance. The Company’s definition of adjusted net income and adjusted diluted earnings per share may not be comparable to similarly titled measures used by other companies because other companies may not calculate them in the same manner as the Company does and should not be viewed in isolation from nor as alternatives to net income or diluted EPS calculated in accordance with GAAP.

The impact of foreign currency fluctuations in Venezuela and the price increases the Company implements as a result of the highly inflationary economy in that market can each, when considered in isolation, have a disproportionately large impact to the Company’s consolidated results despite the offsetting nature of these drivers and that net sales in Venezuela, which represent less than 1% of the Company’s consolidated net sales, are not material to our consolidated results. Therefore, in certain instances, the Company believes it is helpful to provide additional information with respect to these factors as reported and excluding the impact of Venezuela to illustrate the disproportionate nature of Venezuela’s individual pricing and foreign exchange impact to the Company’s consolidated results. However, excluding the impact of Venezuela from these measures is not in accordance with U.S. GAAP and should not be considered in isolation or as an alternative to the presentation and discussion thereof calculated in accordance with U.S. GAAP.

The following is a reconciliation of net income, presented and reported in accordance with U.S. generally accepted accounting principles, to net income adjusted for certain items:

	Three Months Ended		Twelve Months Ended
	12/31/2019	12/31/2018	12/31/2019	12/31/2018
	(in millions)

Net income, as reported	$56.7	$48.9	$311.0	$296.6
Expenses related to regulatory inquiries and legal accrual (1) (2)	41.4	4.3	75.5	10.4
Non-cash interest expense and amortization of non-cash issuance costs (1) (2) (3)	5.2	12.8	38.2	53.5
China grant income (1) (2)	(3.8)	(5.9)	(31.5)	(29.8)
Contingent Value Rights revaluation (1) (2)	-	(2.6)	(15.7)	8.8
Income related to finalization of insurance recoveries (1) (2) (4)	-	-	(6.0)	-
Loss on extinguishment of convertible debt (1) (2) (5)	-	-	-	13.1
Loss on extinguishment of 2017 senior secured credit facility (1) (2)	-	-	-	35.4
Mexico VAT assessment (1) (2)	-	-	19.0	-
Venezuela devaluation (1) (2)	-	-	-	4.7
Debt issuance costs related to the senior secured credit facility amendment (1) (2) (6)	1.2	-	1.2	-
Income tax adjustments for above items (1) (2)	3.0	2.6	5.6	(0.9)
US Tax Reform impact (7)	-	29.5	-	29.5
Net income, as adjusted (8)	$103.6	$89.6	$397.3	$421.3

The following table is a reconciliation of diluted shares outstanding, as presented and reported in accordance with GAAP, to adjusted diluted shares outstanding, adjusted to include the impact of outstanding capped call transactions. The Company's outstanding capped call transactions were anti-dilutive and not included in GAAP earnings per share but were intended to mitigate the dilutive effect of the Company's convertible notes due 2019, if the trading price of the Company's stock exceeds the conversion price, up to a certain level. Therefore, the Company has adjusted the diluted shares outstanding to include the impact of the capped calls, based on the average share price for the periods that the capped calls were anti-dilutive.

	Three Months Ended		Twelve Months Ended
	12/31/2019	12/31/2018	12/31/2019	12/31/2018
	(in millions)

Diluted shares outstanding, as reported	140.8	145.0	141.6	149.5
Impact of capped call transactions	-	(3.4)	(0.7)	(2.9)
Diluted shares outstanding, as adjusted (8)	140.8	141.6	140.9	146.5

The following is a reconciliation of diluted earnings per share, presented and reported in accordance with U.S. generally accepted accounting principles, to diluted earnings per share adjusted for certain items.

	Three Months Ended		Twelve Months Ended
	12/31/2019	12/31/2018	12/31/2019	12/31/2018
	(per share)

Diluted earnings per share, as reported	$0.40	$0.34	$2.20	$1.98
Impact of adjusted shares outstanding	-	0.01	0.01	0.04
Diluted earnings per share using adjusted diluted shares outstanding	$0.40	$0.35	$2.21	$2.02

Expenses related to regulatory inquiries and legal accrual (1) (2)	0.29	0.03	0.54	0.07
Non-cash interest expense and amortization of non-cash issuance costs (1) (2) (3)	0.04	0.09	0.27	0.37

China grant income (1) (2)	(0.03)	(0.04)	(0.22)	(0.20)
Contingent Value Rights revaluation (1) (2)	-	(0.02)	(0.11)	0.06
Income related to finalization of insurance recoveries (1) (2) (4)	-	-	(0.04)	-
Loss on extinguishment of convertible debt (1) (2) (5)	-	-	-	0.09
Loss on extinguishment of 2017 senior secured credit facility (1) (2)	-	-	-	0.24
Mexico VAT assessment (1) (2)	-	-	0.13	-
Venezuela devaluation (1) (2)	-	-	-	0.03
Debt issuance costs related to the senior secured credit facility amendment (1) (2) (6)	0.01	-	0.01	-
Income tax adjustments for above items (1) (2)	0.02	0.02	0.04	-
US Tax Reform impact (7)	-	0.21	-	0.20
Adjusted diluted earnings per adjusted share (8)	$0.74	$0.63	$2.82	$2.88

(1) Based on interim income tax reporting rules, these expenses are not considered discrete items. As a result, the Company's full year effective tax rate is impacted by these items. When applying the full year effective tax rate to year-to-date income, the Company's year-to-date tax provision recorded with respect to these non-GAAP adjustments is different from the forecasted full-year tax provision impact of these items. As a consequence, adjustments to the year-to-date and quarterly tax impacts will be recorded as the adjusted full year effective tax rate is applied to income in subsequent periods. Additionally, adjustments to items unrelated to these non-GAAP adjustments may have an effect on the income tax impact of these non-GAAP adjustments in subsequent periods.
(2) Excludes tax (benefit)/expense as follows:

	Three Months Ended		Twelve Months Ended
	12/31/2019	12/31/2018	12/31/2019	12/31/2018
	(in millions)

Expenses related to regulatory inquiries and legal accrual	1.8	$-	(1.4)	(1.0)
Non-cash interest expense and amortization of non-cash issuance costs	1.3	(0.8)	-	-
China grant income	0.9	0.9	9.0	8.6
Contingent Value Rights revaluation	(1.3)	(0.7)	-	-
Income related to finalization of insurance recoveries	(0.4)	-	0.1	-
Loss on extinguishment of convertible debt	-	1.2	-	-
Loss on extinguishment of 2017 senior secured credit facility	-	1.8	-	(7.4)
Mexico VAT assessment	1.0	-	(1.8)	-
Venezuela devaluation	-	0.2	-	(1.1)
Debt issuance costs related to the senior secured credit facility amendment	(0.3)	-	(0.3)	-
Total income tax adjustments	$3.0	$2.6	$5.6	$(0.9)

	Three Months Ended		Twelve Months Ended
	12/31/2019	12/31/2018	12/31/2019	12/31/2018
	(per share)

Expenses related to regulatory inquiries and legal accrual	0.01	-	(0.01)	(0.01)
Non-cash interest expense and amortization of non-cash issuance costs	0.01	(0.01)	-	-
China grant income	0.01	0.01	0.06	0.06
Contingent Value Rights revaluation	(0.01)	-	-	-
Income related to finalization of insurance recoveries	-	-	-	-
Loss on extinguishment of convertible debt	-	0.01	-	-
Loss on extinguishment of 2017 senior secured credit facility	-	0.01	-	(0.05)
Mexico VAT assessment	0.01	-	(0.01)	-
Venezuela devaluation	-	-	-	(0.01)
Debt issuance costs related to the senior secured credit facility amendment	-	-	-	-
Total income tax adjustments (8)	$0.02	$0.02	$0.04	$-

(3) Relates to non-cash expense on the Company's 2.00% convertible senior notes due 2019 and the related prepaid forward share repurchase contracts and the 2.625% convertible senior notes due 2024.
(4) Relates to the finalization of insurance recoveries in connection with the flooding at one of the Company's warehouses in Mexico during September 2017, which damaged certain of the Company's inventory stored within the warehouse.
(5) Relates to the loss on the extinguishment of a portion of the 2.00% convertible senior notes due 2019 repurchased in March 2018.
(6) Relates to costs incurred in the amendment of the senior secured credit facility which, among other things, reduced the interest rate of Term Loan B.
(7) Relates to the income tax effect of the Tax Cuts and Jobs Act.
(8) Amounts may not total due to rounding.

Contacts

Media Contact:
Jennifer Butler
VP, Media Relations
(213) 745-0420

Investor Contact:
Eric Monroe
Director, Investor Relations
(213) 745-0449